EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

April 22, 2026

Ivy Variable Insurance Portfolios

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re: Expense Limitations

To whom it may concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Nomura Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Variable Insurance Portfolios set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees (if any) and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Series’ total annual series operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from April 30, 2026 through April 29, 2027. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board of Trustees and the Manager.

Fund	Expense Cap
Nomura VIP Asset Strategy Series	0.52%
Nomura VIP Balanced Series	0.77%
Nomura VIP Core Equity Series	0.70%
Nomura VIP Corporate Bond Series	0.53%
Nomura VIP Energy Series	0.84%
Nomura VIP Global Growth Series	0.79%
Nomura VIP Growth Series	0.76%
Nomura VIP International Core Equity Series	0.86%
Nomura VIP Limited-Term Bond Series	0.54%
Nomura VIP Mid Cap Growth Series	0.85%
Nomura VIP Natural Resources Series	0.86%
Nomura VIP Small Cap Growth Series	0.89%
Nomura VIP Smid Cap Core Series	0.94%
Nomura VIP Value Series	0.73%
Nomura VIP Pathfinder Conservative Series	0.14%
Nomura VIP Pathfinder Moderate—Managed Volatility Series	0.16%
Nomura VIP Pathfinder Moderately Aggressive—Managed Volatility Series	0.16%
Nomura VIP Pathfinder Moderately Conservative—Managed Volatility Series	0.16%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of

Nomura Investment Management Business Trust

By:	/s/ Richard Salus
Name:	Richard Salus
Title:	Senior Vice President